777 Main Street, Suite 1000 Fort Worth, Texas 76102 P | 817.348.1600 F | 817.348.1815 www.hallmarkgrp.com

FOR IMMEDIATE RELEASE

HALLMARK FINANCIAL SERVICES, INC.

ANNOUNCES FOURTH QUARTER 2013 EARNINGS RESULTS

FORT WORTH, Texas, (March 12, 2014) - Hallmark Financial Services, Inc. (NASDAQ: HALL) today reported fourth quarter 2013 net income of $3.4 million, or $0.18 per diluted share, compared to net income of $1.8 million, or $0.09 per diluted share, reported for fourth quarter 2012. Hallmark reported net income of $8.2 million, or $0.43 per diluted share, for fiscal 2013 as compared to net income of $3.5 million, or $0.18 per diluted share, for fiscal 2012. Total revenues were $88.4 million for the fourth quarter of 2013 as compared to $88.6 million for the fourth quarter of 2012. Fiscal 2013 total revenues were $389.4 million, up 14% from the $341.8 million reported for fiscal 2012.

“Our strategy of growing existing profitable lines of business and contracting lines of business where we have experienced unacceptable underwriting performance has resulted in continued improvement in our operating results, as evidenced by our fourth quarter combined ratio of 96.6%. Our fiscal 2013 gross written premium growth of 18% was driven largely by near double-digit rate increases in our Specialty Commercial and Standard Commercial segments coupled with increased insured exposures on renewal policies as a result of improving economic conditions,” said Mark J. Morrison, President and Chief Executive Officer. “Our quarterly underwriting results reflect an improvement in current accident year underwriting profitability. While we are still not yet satisfied with our overall underwriting profitability, we remain confident the underwriting and pricing actions we have taken will continue to improve operating margins going forward and help us to achieve our financial goals.”

Mark E. Schwarz, Executive Chairman of Hallmark, stated, “Book value per share was $12.36 at the end of the quarter, an increase of 8% over prior year end. Cash flow from operations was $14.8 million in the fourth quarter, up from $5.5 million in the fourth quarter of 2012. Total cash and investments have increased 14% during fiscal 2013 to $615.2 million, or $31.94 per share. Hallmark’s cash balances totaled $153.9 million as of December 31, 2013.”

Fourth Quarter
	2013	2012	% Change
	($ in thousands, unaudited)
Gross premiums written	108,749	92,184	18%
Net premiums written	64,435	77,385	-17%
Net premiums earned	83,757	83,498	0%
Investment income, net of expenses	3,013	3,720	-19%
Net realized gains	817	89	818%
Total revenues	88,375	88,623	0%
Net income (1)	3,428	1,783	92%
Net income per share - basic	$0.18	$0.09	100%
Net income per share - diluted	$0.18	$0.09	100%
Book value per share	$12.36	$11.45	8%
Cash flow from operations	14,818	5,495	170%

Fiscal Year
	2013	2012	% Change
	($ in thousands, unaudited)
Gross premiums written	460,027	389,842	18%
Net premiums written	360,765	332,489	9%
Net premiums earned	360,541	319,436	13%
Investment income, net of expenses	12,884	15,293	-16%
Net realized gains	10,540	1,943	442%
Total revenues	389,428	341,800	14%
Net income (1)	8,245	3,524	134%
Net income per share - basic	$0.43	$0.18	139%
Net income per share - diluted	$0.43	$0.18	139%
Book value per share	$12.36	$11.45	8%
Cash flow from operations	68,338	33,682	103%

(1) Net income for each period is net income attributable to Hallmark Financial Services, Inc. as reported in the consolidated statements of operations as determined in accordance with U.S. generally accepted accounting principles (GAAP).

Fiscal Year 2013 Commentary

During fiscal 2013, total revenues were $389.4 million, representing an approximately 14% increase over the $341.8 million in total revenues for fiscal 2012. The growth in revenue was primarily attributable to increased premium production and resulting earned premium driven largely from the Specialty Commercial Segment and the Standard Commercial Segment. Further contributing to the increase in revenue were higher net realized gains on the investment portfolio and a lower adverse profit share commission revenue adjustment in the Standard Commercial Segment. These increases in revenue were partially offset by lower net investment income and lower year to date earned premium in the Personal Segment due mostly to the impact of discontinued products and a reduction of premium written in underperforming states.

The increase in revenue for fiscal 2013 was accompanied by increased loss and LAE of $34.9 million as compared to the same period of 2012. During fiscal 2013, the Company recorded $10.0 million of unfavorable prior year loss development. During fiscal 2012, the Company recorded $3.7 million of favorable prior year loss development. The increase in loss and LAE occurred despite a $1.5 million decrease in catastrophe losses to $10.2 million during fiscal 2013 from $11.7 million reported during fiscal 2012. Other operating expenses also increased due mostly to increased production related expenses in the E&S Commercial business unit.

Hallmark reported net income of $8.2 million for fiscal 2013, as compared to net income of $3.5 million for fiscal 2012. On a diluted per share basis, net income attributable to Hallmark was $0.43 per share for fiscal 2013 as compared to net income of $0.18 per share for fiscal 2012.

Hallmark's consolidated net loss ratio was 67.3% and 72.5% for the three and twelve months ended December 31, 2013 as compared to 68.9% and 70.9% for the same periods in 2012. The net loss ratios were impacted by $2.0 million and $10.0 million of unfavorable prior year loss reserve development for the three and twelve months ended December 31, 2013 as compared to $0.1 million and $3.7 million of favorable prior year loss reserve development for the same periods of 2012. Hallmark's net expense ratio was 29.3% and 29.2% for the three and twelve months ended December 31, 2013 as compared to 30.2% and 30.8% for the same periods in 2012. Hallmark’s net combined ratio was 96.6% and 101.7% for the three and twelve months ended December 31, 2013 as compared to 99.1% and 101.7% for the same periods in 2012.

About Hallmark Financial Services, Inc.

Hallmark Financial Services, Inc. is an insurance holding company which, through its subsidiaries, engages in the sale of property/casualty insurance products to businesses and individuals. Hallmark’s business involves marketing, distributing, underwriting and servicing commercial and personal lines of property/casualty insurance products, as well as providing other insurance related services. Hallmark is headquartered in Fort Worth, Texas and its common stock is listed on NASDAQ under the symbol "HALL."

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, interest rate trends, general economic conditions, the availability of financing, underwriting loss experience and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

For further information, please contact:

Mark J. Morrison, President and Chief Executive Officer at 817.348.1600

www.hallmarkgrp.com

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Balance Sheets
($ in thousands, except share amounts)	Dec. 31	Dec. 31
	2013	2012
ASSETS
Investments:
Debt securities, available-for-sale, at fair value (cost: $408,627 in 2013 and $397,800 in 2012)	$410,095	$401,435
Equity securities, available-for-sale, at fair value (cost: $24,902 in 2013 and $31,502 in 2012)	51,230	43,925
Total investments	461,325	445,360
Cash and cash equivalents	141,666	85,145
Restricted cash	12,190	8,707
Ceded unearned premiums	44,988	22,411
Premiums receivable	71,157	66,683
Accounts receivable	2,382	3,110
Receivable for securities	1,320	3
Reinsurance recoverable	76,818	51,970
Deferred policy acquisition costs	22,586	24,911
Goodwill	44,695	44,695
Intangible assets, net	19,953	23,068
Deferred federal income taxes, net	-	1,940
Prepaid expenses	1,531	1,480
Other assets	8,412	10,985
Total Assets	$909,023	$790,468
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Revolving credit facility payable	$1,473	$1,473
Subordinated debt securities	56,702	56,702
Reserves for unpaid losses and loss adjustment expenses	382,640	313,416
Unearned premiums	185,303	162,502
Reinsurance balances payable	20,598	7,330
Pension liability	1,433	3,685
Payable for securities	206	-
Deferred federal income taxes, net	2,825	-
Federal income tax payable	719	1,518
Accounts payable and other accrued expenses	19,006	23,305
Total Liabilities	670,905	569,931
Commitments and contingencies

Stockholders’ equity:
Common stock, $.18 par value, authorized 33,333,333 shares; issued 20,872,831 shares in 2013 and 2012	3,757	3,757
Additional paid-in capital	122,827	122,475
Retained earnings	106,209	97,964
Accumulated other comprehensive income	16,883	7,899
Treasury stock (1,609,374 shares in 2013 and 2012), at cost	(11,558)	(11,558)
Total Stockholders’ Equity	238,118	220,537
	$909,023	$790,468

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Statements of Operations	Three Months Ended		Fiscal Year Ended
($ in thousands, except share amounts; unaudited)	December 31		December 31
	2013	2012	2013	2012
Gross premiums written	$108,749	$92,184	$460,027	$389,842
Ceded premiums written	(44,314)	(14,799)	(99,262)	(57,353)
Net premiums written	64,435	77,385	360,765	332,489
Change in unearned premiums	19,322	6,113	(224)	(13,053)
Net premiums earned	83,757	83,498	360,541	319,436

Investment income, net of expenses	3,013	3,720	12,884	15,293
Net realized gains	817	89	10,540	1,943
Finance charges	1,434	1,419	5,830	5,957
Commission and fees	(656)	(112)	(487)	(1,145)
Other income	10	9	120	316
Total revenues	88,375	88,623	389,428	341,800

Losses and loss adjustment expenses	56,390	57,555	261,345	226,414
Other operating expenses	25,378	26,715	109,289	103,792
Interest expense	1,150	1,170	4,599	4,634
Amortization of intangible assets	695	896	3,115	3,586
Total expenses	83,613	86,336	378,348	338,426

Income before tax	4,762	2,287	11,080	3,374
Income tax expense (benefit)	1,334	504	2,835	(474)
Net income	3,428	1,783	8,245	3,848
Less: net income attributable to non-controlling interest	-	-	-	324
Net income attributable to Hallmark Financial Services, Inc.	$3,428	$1,783	$8,245	$3,524

Net income per share attributable to Hallmark Financial Services, Inc. common stockholders:
Basic	$0.18	$0.09	$0.43	$0.18
Diluted	$0.18	$0.09	$0.43	$0.18

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Three Months Ended Dec. 31
	(unaudited)
	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Gross premiums written	$20,374	$18,799	$70,988	$57,005	$17,387	$16,380	$-	$-	$108,749	$92,184
Ceded premiums written	(1,747)	(1,937)	(15,221)	(12,694)	(27,346)	(168)	-	-	(44,314)	(14,799)
Net premiums written	18,627	16,862	55,767	44,311	(9,959)	16,212	-	-	64,435	77,385
Change in unearned premiums	1,473	1,258	3,212	2,226	14,637	2,629	-	-	19,322	6,113
Net premiums earned	20,100	18,120	58,979	46,537	4,678	18,841	-	-	83,757	83,498

Total revenues	21,146	19,328	61,607	49,105	6,460	20,641	(838)	(451)	88,375	88,623

Losses and loss adjustment expenses	13,576	13,575	39,243	27,153	3,571	16,827	-	-	56,390	57,555

Pre-tax income (loss), net of non-controlling interest	1,339	115	7,699	8,739	(85)	(2,788)	(4,191)	(3,779)	4,762	2,287

Net loss ratio (1)	67.5%	74.9%	66.5%	58.3%	76.3%	89.3%			67.3%	68.9%
Net expense ratio (1)	31.1%	31.2%	25.5%	28.0%	39.4%	28.4%			29.3%	30.2%
Net combined ratio (1)	98.6%	106.1%	92.0%	86.3%	115.7%	117.7%			96.6%	99.1%

Favorable (Unfavorable) Prior Year Development	1,605	917	(3,319)	(102)	(277)	(709)	-	-	(1,991)	106

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated for the business units that retain 100% of produced premium as total operating expenses for the unit offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. For the business units that do not retain 100% of the produced premium, the net expense ratio is calculated as underwriting expenses of the insurance company subsidiaries for the unit offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.

Hallmark Financial Services, Inc. and Subsidiaries
Consolidated Segment Data
Fiscal Year Ended Dec. 31
	(unaudited)
	Standard Commercial Segment		Specialty Commercial Segment		Personal Segment		Corporate		Consolidated
($ in thousands)	2013	2012	2013	2012	2013	2012	2013	2012	2013	2012
Gross premiums written	$87,147	$77,091	$296,108	$235,695	$76,772	$77,056	$-	$-	$460,027	$389,842
Ceded premiums written	(7,681)	(7,000)	(60,453)	(49,642)	(31,128)	(711)	-	-	(99,262)	(57,353)
Net premiums written	79,466	70,091	235,655	186,053	45,644	76,345	-	-	360,765	332,489
Change in unearned premiums	(1,290)	(936)	(17,090)	(17,223)	18,156	5,106	-	-	(224)	(13,053)
Net premiums earned	78,176	69,155	218,565	168,830	63,800	81,451	-	-	360,541	319,436

Total revenues	83,306	73,119	229,734	178,917	71,081	89,149	5,307	615	389,428	341,800

Losses and loss adjustment expenses	56,143	52,828	152,546	103,980	52,656	69,606	-	-	261,345	226,414

Pre-tax income (loss), net of non-controlling interest	1,980	(2,486)	19,527	25,932	(3,416)	(8,535)	(7,011)	(11,861)	11,080	3,050

Net loss ratio (1)	71.8%	76.4%	69.8%	61.6%	82.5%	85.5%			72.5%	70.9%
Net expense ratio (1)	32.2%	33.2%	26.6%	28.3%	26.7%	28.5%			29.2%	30.8%
Net combined ratio (1)	104.0%	109.6%	96.4%	89.9%	109.2%	114.0%			101.7%	101.7%

Favorable (Unfavorable) Prior Year Development	5,235	3,744	(13,381)	3,577	(1,808)	(3,646)	-	-	(9,954)	3,675

[1]	The net loss ratio is calculated as incurred losses and loss adjustment expenses divided by net premiums earned, each determined in accordance with GAAP. The net expense ratio is calculated for the business units that retain 100% of produced premium as total operating expenses for the unit offset by agency fee income divided by net premiums earned, each determined in accordance with GAAP. For the business units that do not retain 100% of the produced premium, the net expense ratio is calculated as underwriting expenses of the insurance company subsidiaries for the unit offset by agency fee income, divided by net premiums earned, each determined in accordance with GAAP. The net combined ratio is calculated as the sum of the net loss ratio and the net expense ratio.